EXHIBIT 99.1

Contact:	Jane W. McCahon
Conway Communications
978-443-0160
janewmccahon@earthlink.net

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER 2007 RESULTS

Xerium reports improved sales and net income

YOUNGSVILLE, NC, November 8, 2007 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the third quarter ended September 30, 2007. Highlights for the quarter include:

•

Net sales for the third quarter of 2007 were $153.6 million, a 5.6% increase from $145.5 million for the third quarter of 2006. Excluding currency effects described below, third quarter 2007 net sales increased 1.4% from the third quarter of 2006.

•

Net income was $7.1 million, or $0.16 per diluted share, in the third quarter of 2007, compared to $2.2 million, or $0.05 per diluted share, for the third quarter of 2006. Shares used in computing diluted EPS were 45.0 million for the third quarter of 2007 compared to 43.9 million for the third quarter of 2006.

•	Net cash generated by operating activities was $18.4 million for the third quarter of 2007 compared to $22.6 million in the same quarter last year.

•

Adjusted EBITDA (as defined in the Company’s credit facility) was $38.4 million for the third quarter of 2007, an increase of 19.3% from $32.2 million for the third quarter of 2006. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•	Cash on hand at September 30, 2007 was $32.5 million compared to $24.7 million at June 30, 2007, $16.8 million at December 31, 2006 and $36.7 million at September 30, 2006.

•

On August 23, 2007, the Company completed the restatement of certain of its previously-issued financial statements, following a review of the accounting treatment of interest rate swaps that it entered into in June 2005. Only interest expense, related income taxes and net income (loss) were affected and the financial results for prior periods in this release reflect the restatement.

•

Separately, the Company announced today that its Board of Directors had declared a dividend of $0.1125 per share of common stock payable on December 17, 2007 to shareholders of record as of the close of business on December 5, 2007.

Thomas Gutierrez, President and Chief Executive Officer of Xerium Technologies, said, “We continue to make meaningful progress as we work to strengthen our core businesses and position Xerium for future growth. Our clothing business demonstrated exceptional, broad-based growth this quarter, with sales increasing 11.6% over the same period last year. Even more importantly, as a result of numerous programs we initiated to drive efficiencies and reduce costs, segment earnings for clothing grew at almost double the rate of sales growth, improving 22.5% over the same period.”

“As we have described in previous quarters, the roll covers business continues to face a number of challenges that have limited our ability to generate sales increases. These factors led to a decline in roll covers sales of 5.2% for the third quarter of 2007 compared to the same quarter last year. We have, however, made progress offsetting the bottom-line impact of sales declines with programs aimed at reducing costs, and I am pleased that we were able to generate segment earnings this quarter in line with the prior year period.”

He added, “With our cost structure improvement initiatives well under way, we are also focusing on initiatives designed to accelerate growth prospects for Xerium. These efforts include regional expansion in higher-growth areas of the world, improving our access to these markets and enabling us to shift production from higher-cost locations. In clothing, the expansion of our South American capabilities and building of a new manufacturing facility in Vietnam remain on track. For our roll covers business, we continue to expect to establish a physical presence in China by mid-2008, opening up a larger market opportunity for Xerium.”

Mr. Gutierrez concluded, “We remain cautious about market conditions as consolidation amongst our customers continues and the competitive environment, particularly in Western Europe, is still challenging. We are confident that our strategy clearly addresses not only these concerns, but also positions us to capitalize upon the opportunities available to a company with Xerium’s technological leadership, exceptional customer relationships and strong market position. We believe we have a solid framework for future growth.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

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Capital expenditures for the third quarter of 2007 were $8.9 million, compared to $6.8 million for the third quarter of 2006. Approximately $6.3 million of capital expenditures in this year’s third quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $2.6 million used to sustain the Company’s existing operations and facilities. The Company expects capital expenditures to continue to increase in the fourth quarter of 2007, as expansion projects in Vietnam and South America ramp up, so that total capital expenditures for 2007 are expected to be approximately $50 million as previously forecast.

•

During the third quarter of 2007, the Company continued to streamline its global operating structure, and incurred associated restructuring charges of $0.8 million. Xerium expects to incur up to an additional $1.8 million in restructuring expenses during the remainder of 2007, primarily due to the acceleration of potential cost structure improvements.

•

Currently, the Company’s interest rate swaps do not qualify for hedge accounting under U.S. GAAP and accordingly the change in their fair value was recorded as an increase to interest expense of $2.7 million and $4.4 million for the three months ended September 30, 2007 and September 30, 2006, respectively.

•

The Company had a foreign exchange gain in the third quarter of 2007 of $0.2 million compared to a gain of $0.3 million in the third quarter of 2006. Foreign exchange gains and losses are primarily the result of intercompany activity during 2007 and 2006.

•	The Company incurred tax rates of 31% in the third quarter of 2007 and 34% for the first nine months of 2007.

The following table presents net sales for the third quarters of 2007 and 2006 by segment and the effect of currency on pricing and translation on third quarter 2007 net sales:

	Net Sales Three Months Ended Sept. 30,		Increase (decrease) in Net Sales from Q3 2006 to Q3 2007	Increase in Q3 2007 Net Sales due to Currency Translation*	Percent increase (decrease) in Net Sales from Q3 2006 to Q3 2007		**(Decrease) in Q3 2007 Net Sales Due to Currency Effects on Pricing	Percent increase (decrease) in Net Sales from Q3 2006 to Q3 2007 Excluding Effect of Currency on Pricing and Translation
	2007	2006			Total	Excluding currency translation effect
Clothing	$104.0	$93.2	$10.8	$6.1	11.6%	5.0%	$(2.3)	7.5%
Roll Covers	49.6	52.3	(2.7)	2.2	(5.2)%	(9.4)%	—	(9.4)%

Total	$153.6	$145.5	$8.1	$8.3	5.6%	(0.1)%	$(2.3)	1.4%

*	Increase in third quarter 2007 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the third quarter of 2006 from (ii) net sales for the third quarter of 2006 at the applicable average foreign currency exchange rate for the third quarter of 2007.

**	Change in the third quarter 2007 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

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Clothing segment sales during the third quarter of 2007 increased 11.6% to $104.0 million from $93.2 million in the comparable period last year due to increased volume, primarily in Europe and North America. Excluding the currency effects described above, clothing segment sales for the third quarter of 2007 increased 7.5% as compared with the third quarter of 2006.

•	Pricing for the clothing segment in the third quarter of 2007 decreased approximately 1.5% compared with third quarter 2006 levels.

•

Clothing segment earnings for the third quarter of 2007 of $27.8 million increased by 22.5% from $22.7 million in the prior year quarter. Key drivers of this improvement include higher sales volumes and the positive impact of the Company’s restructuring and efficiency programs.

Roll Covers Segment Commentary

•

Roll covers segment sales during the third quarter of 2007 decreased 5.2% to $49.6 million from $52.3 million in the comparable period last year, due to decreased volume. Excluding the currency effects described above, roll covers segment sales in the third quarter of 2007 would have decreased 9.4% from the third quarter of 2006.

•	Pricing for the roll covers segment in the third quarter of 2007 declined approximately 1.0% compared with third quarter 2006 levels.

•

Roll covers segment earnings for the third quarter of 2007 of $13.1 million increased by 0.8% from $13.0 million in the prior year quarter, as the benefits of a lower cost structure generated by cost reduction activities offset the lower sales volumes.

NINE MONTHS RESULTS

•

Net sales for the first nine months of 2007 were $451.2 million, a 1.0% increase from $446.9 million for the first nine months of 2006. The total impact of currency fluctuations on net sales for the first nine months of 2007, as compared to the first nine months of 2006, was an increase of $16.5 million, including a gain of $21.8 million from currency translation and a loss of $5.3 million from the effect of currency on pricing. Excluding these currency effects, net sales for the first three quarters of 2007 decreased from those of the same period in 2006 by 2.7%.

•

Net income was $17.8 million, or $0.40 per diluted share, for the first nine months of 2007, compared to $27.8 million, or $0.63 per diluted share, for the same period of 2006. Shares used in computing diluted EPS were 44.6 million for the 2007 period, compared to 43.9 million for the 2006 period.

•	Net cash generated by operating activities was $48.5 million for the first nine months of 2007 compared to $44.6 million in the same period last year.

•

Adjusted EBITDA (as defined in the Company’s credit facility) was $109.5 million for the first nine months of 2007, compared to $109.6 million for the first nine months of 2006. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•

Currently, the Company’s interest rate swaps do not qualify for hedge accounting under U.S. GAAP and accordingly the change in their fair value was recorded as an increase (decrease) to interest expense of $4.2 million and $(1.5) million for the nine months ended September 30, 2007 and September 30, 2006, respectively.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning, Friday, November 9, 2007, beginning at 8:30 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-800-659-2056, using passcode 2354204, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-614-2714, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 33 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,700 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency and interest rate fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) our credit facility contains restrictive covenants that will require us to improve our financial performance over time to remain in compliance therewith; (xi) war or acts of terrorism in any country in which we conduct business; (xii) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xiii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A for period ended December 31, 2006 filed with the Securities and Exchange Commission and subsequent SEC filings. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

— Financial Tables Follow —

Xerium Technologies, Inc.

Condensed Consolidated Income Statements—(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$153,592	$145,546	$451,210	$446,880
Costs and expenses:
Cost of products sold	90,272	87,132	262,934	262,531
Selling	19,747	19,305	59,138	57,219
General and administrative	16,291	16,961	50,337	49,574
Restructuring and impairments	805	1,274	6,158	1,672
Research and development	2,356	2,515	7,617	7,417

	129,471	127,187	386,184	378,413

Income from operations	24,121	18,359	65,026	68,467
Interest expense	(14,386)	(14,916)	(38,223)	(30,526)
Interest income	391	432	886	1,440
Foreign exchange gain (loss)	158	328	(681)	(1,004)

Income before provision for income taxes	10,284	4,203	27,008	38,377
Provision for income taxes	3,208	1,963	9,213	10,597

Net income	$7,076	$2,240	$17,795	$27,780

Net income per share:
Basic	$0.16	$0.05	$0.40	$0.63

Diluted	$0.16	$0.05	$0.40	$0.63

Shares used in computing net income per share:
Basic	44,977,352	43,799,662	44,477,059	43,758,144

Diluted	45,028,634	43,930,908	44,576,009	43,875,961

Cash dividends per common share	$0.1125	$0.225	$0.45	$0.675

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net income	$17,795	$27,780
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,773	1,946
Depreciation	30,358	30,601
Amortization of intangibles	3,336	3,311
Deferred financing cost amortization	2,732	2,477
Unrealized foreign exchange loss on revaluation of debt	518	1,535
Deferred taxes	3,550	4,491
Asset impairment	389	—
Gain on disposition of property and equipment	(1,223)	(22)
Change in fair value of interest rate swaps	4,205	(1,529)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	4,856	813
Inventories	(4,671)	(6,660)
Prepaid expenses	(2,489)	(368)
Other current assets	1,686	(939)
Accounts payable and accrued expenses	(13,458)	(15,531)
Deferred and other long term liabilities	(854)	(3,276)

Net cash provided by operating activities	48,503	44,629

Investing activities
Capital expenditures	(23,320)	(24,378)
Proceeds from disposals of property and equipment	2,798	256
Proceeds from disposition of business	—	1,666
Payment for acquisitions, net of cash acquired	(511)	(7,699)
Other	(4)	(4)

Net cash used in investing activities	(21,037)	(30,159)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(881)	2,370
Proceeds from borrowings (maturities longer than 90 days)	5,680	155
Principal payments on debt	(9,132)	(12,043)
Cash dividends on common stock	(9,426)	(29,548)
Other	(1,787)	(1,204)

Net cash used in financing activities	(15,546)	(40,270)

Effect of exchange rate changes on cash flows	3,797	2,492

Net increase (decrease) in cash	15,717	(23,308)
Cash and cash equivalents at beginning of period	16,816	59,976

Cash and cash equivalents at end of period	$32,533	$36,668

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$32,533	$16,816
Accounts receivable (net of allowance for doubtful accounts of $5,538 at September 30, 2007 and $4,220 at December 31, 2006)	111,735	109,694
Inventories	117,002	103,853
Prepaid expenses	7,223	4,426
Other current assets	18,115	19,273

Total current assets	286,608	254,062
Property and equipment, net	394,968	375,179
Goodwill	331,478	318,019
Intangible assets and deferred financing costs, net	33,125	37,151
Other assets	6,543	6,315

Total assets	$1,052,722	$990,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$8,786	$10,571
Accounts payable	35,213	39,778
Accrued expenses	51,061	48,574
Current maturities of long-term debt	9,576	10,110

Total current liabilities	104,636	109,033
Long-term debt, net of current maturities	646,960	618,379
Deferred taxes	47,126	40,479
Pension, other postretirement and postemployment obligations	110,316	106,255
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of September 30, 2007 and December 31, 2006	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 45,459,274 shares and 43,799,662 shares outstanding as of September 30, 2007 and December 31, 2006	455	438
Paid-in capital	213,616	201,563
Accumulated deficit	(72,369)	(65,137)
Accumulated other comprehensive income (loss)	1,982	(20,284)

Total stockholders’ equity	143,684	116,580

Total liabilities and stockholders’ equity	$1,052,722	$990,726

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on certain indebtedness, net, (iii) restructuring or related impairment costs and costs for programs intended to increase productivity and economic efficiency or our market share capacity, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets (not to exceed $11.0 million in the aggregate for 2005, $4.0 million in the aggregate for 2006, $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,
(in thousands)	2007	2006
Net cash provided by operating activities	$18,424	$22,580
Interest expense, net	13,995	14,484
Net change in operating assets and liabilities	2,531	(5,255)
Income tax provision	3,208	1,963
Stock-based compensation	(578)	(389)
Deferred financing cost amortization	(914)	(777)
Deferred taxes	2,230	1,720
Gain on disposition of property and equipment	78	69
Unrealized foreign exchange gain (loss) on indebtedness, net	(519)	322
Change in fair value of interest rate swaps	(2,711)	(4,411)

EBITDA	35,744	30,306
Unrealized foreign exchange (gain) loss on indebtedness, net	519	(322)
Change in fair value of other derivatives	(451)	—
Restructuring expenses	805	1,274
Growth program costs (B)	1,255	—
Inventory write-offs under restructuring programs	(21)	—
Non-cash compensation and related expenses	578	389
Non-recurring expenses resulting from cost reduction programs (C)	—	561

Adjusted EBITDA	$38,429	$32,208

	Nine Months Ended September 30,
(in thousands)	2007	2006
Net cash provided by operating activities	$48,503	$44,629
Interest expense, net	37,337	29,086
Net change in operating assets and liabilities	14,930	25,961
Income tax provision	9,213	10,597
Stock-based compensation	(1,773)	(1,946)
Deferred financing cost amortization	(2,732)	(2,477)
Deferred taxes	(3,550)	(4,491)
Asset impairment	(389)	—
Gain on disposition of property and equipment	1,223	22
Unrealized foreign exchange loss on indebtedness, net	(518)	(1,535)
Change in fair value of interest rate swaps	(4,205)	1,529

EBITDA	98,039	101,375
Unrealized foreign exchange loss on indebtedness, net	518	1,535
Change in fair value of other derivatives	(451)	—
Restructuring expenses	5,769	1,672
Non-cash impairment charges (A)	389	—
Growth program costs (B)	3,459	—
Inventory write-offs under restructuring programs	73	—
Non-cash compensation and related expenses	1,773	1,946
Non-recurring expenses resulting from cost reduction programs (C)	(68)	3,035

Adjusted EBITDA	$109,501	$109,563

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 142 and 144 have been added back to Adjusted EBITDA.

(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 2, 2007, growth programs are those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the three and nine months ended September 30, 2007 include expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs. Growth program costs were not added back to net income in calculating Adjusted EBITDA for the three and nine months ended September 30, 2006 based upon the credit facility as in effect at that time.

(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three and nine months ended September 30, 2007 and September 30, 2006. These fees, expenses and charges are presented in the following tables:

(in thousands)	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Environmental charges in connection with facilities closures pursuant to cost reduction programs	$—	$—

Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)	—	561

Total	$—	$561

(in thousands)	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$(200)	$—

Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)	132	3,035

Total	$(68)	$3,035

(1)	For the nine months ended September 30, 2007, reflects the reversal of amounts accrued in prior periods.

(2)	For the nine months ended September 30, 2007, the amount includes added operating costs related to restructuring programs in Italy. For the three and nine months ended September 30, 2006, the amount includes added operating costs related to facility closures in North America.